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                                                                  EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
EXACT Sciences Corporation

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of EXACT Sciences Corporation for the registration of its securities with an aggregate public offering price of $100,000,000 and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the consolidated financial statements of EXACT Sciences Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                            /s/ ERNST & YOUNG LLP


Boston, Massachusetts
September 9, 2003